QuickLinks -- Click here to rapidly navigate through this document

Exhibit 11

The Allstate Corporation and Subsidiaries

Computation of Earnings Per Common Share

	Twelve Months Ended December 31,
(in millions except per share data)	2000	1999	1998
Net Income	$2,211	$2,720	$3,294

Basic earnings per common share computation:
Weighted average number of common shares(1)	744.0	800.2	832.2

Net income per share—basic	$2.97	$3.40	$3.96

Diluted earnings per common share computation:
Weighted average number of common shares(1)	744.0	800.2	832.2
Assumed exercise of dilutive stock options	2.8	3.0	4.4
Shares issuable under Mandatorily redeemable preferred securities(2)	1.9	.6	—

Adjusted weighted number of common shares outstanding	748.7	803.8	836.6

Net income per share—diluted	$2.95	$3.38	$3.94

(1)
Common shares held as treasury shares were 172 million, 113 million and 82 million, at December 31, 2000, 1999 and 1998, respectively.

(2)
See Note 10 "Capital Structure" of the 2001 Proxy Statement.

E-30

QuickLinks

Computation of Earnings Per Common Share